UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

——————

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 26, 2015

DYNATRONICS CORPORATION
(Exact name of registrant as specified in its charter)

Utah	0-12697	87-0398434
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification Number)

7030 Park Centre Dr., Salt Lake City, Utah                            84121
(Address of principal executive offices)                            (Zip Code)

Registrant's telephone number, including area code: (801) 568-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Dynatronics Corporation, a Utah corporation (“Registrant”) filed a Current Report on Form 8-K on May 4, 2015 (the “May 4 Current Report”), to report that it had entered into a Securities Purchase Agreement (the “Purchase Agreement”) on May 1, 2015 with affiliates of Prettybrook Partners, LLC (“Prettybrook”) and certain other purchasers (collectively with Prettybrook, the “Preferred Investors”) for the sale of a total of 1,610,000 shares of the Registrant’s Series A 8% Convertible Preferred Stock (“Series A Preferred Stock”), together with warrants (the “A Warrants”) for the purchase of a total of 1,207,500 shares of Registrant’s common stock at a cash purchase price of $2.75 per share, and additional warrants (“B Warrants”) for the purchase of 1,207,500 shares of Registrant’s common stock on a cashless exercise valued at $2.75 per share (the A Warrants and the B Warrants referred to collectively as the “Warrants”).  The Series A Preferred Stock is convertible share-for-share into shares of the Registrant’s common stock.  The May 4 Current Report contains additional information about the transaction.  Closing of the sale of the Series A Preferred Stock and the Warrants was made subject to receipt of shareholder approval by the Registrant.

On June 29, 2015, shareholder approval of the issuance of the Series A Preferred Stock and the Warrants and other terms of the Series A Preferred Stock was obtained by the Registrant at its Annual Meeting of Shareholders, as disclosed in greater detail in Item 5.7 of this Current Report.  Closing of the sale and issuance of the Series A Preferred Stock and the Warrants occurred on June 30, 2015, as indicated in the attached Press Release issued by the Registrant on July 1, 2015, furnished with this Current Report as Exhibit 99.1.

Item 3.02                      Unregistered Sales of Equity Securities.

On June 30, 2015, Registrant closed the private placement transaction pursuant to the Purchase Agreement.  The final forms of the Warrants are filed with this Current Report on Form 8-K as Exhibits 4.1 (A Warrants) and 4.2 (B Warrants).  The final form of the Certificate of Designation of the Preferences, Rights and Limitations of the Series A Preferred Stock (“Designation”) as filed by the Registrant with the Utah Division of Corporations and Commercial Code is included with this Current Report as Exhibit 3.1.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Annual Meeting of Shareholders of the Registrant, the shareholders elected five directors to serve until the next annual meeting and until their successors shall be elected and qualified.  Details of the election results are as set forth in Item 5.07 of this Current Report.

Also, in connection with the closing of the private placement discussed under Item 3.02 of this Current Report, the holders of the Series A Preferred Stock have the right under the Purchase Agreement and under the Designation to appoint up to three directors to the Registrant’s Board of Directors.  Therefore, it is anticipated that up to three additional appointments to the Board of Directors of the Registrant will be made at such time as those nominees are identified and their appointments are ratified by the current directors.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 26, 2015, the Registrant filed in final form Articles of Amendment to its Articles of Incorporation (the “Amendment”) including the Designation, with the Utah Division of Corporations and Commercial Code.  A copy of the Amendment containing the Designation is included with this Current Report on Form 8-K as Exhibit 3.1.  The Designation contained in and forming a part of the Amendment enumerates and defines the preferences, rights and limitations of the Series A Preferred Stock, which include the following:

•	The liquidation preference is $2.50 per share of Series A Preferred Stock, plus accumulated and unpaid dividends.

•	Dividends are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning October 1, 2015.

•	Each share is convertible at the option of the holder into one share of common stock at any time, which is equivalent to an initial conversion price of $2.50 per share of common stock.

•
At the election of any particular holder of Series A Preferred Stock, the Series A Preferred Stock held by such shareholder may be subject to a provision prohibiting the conversion of such Series A Preferred Stock to the extent that, after giving effect to such conversion, the holder (together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates), would beneficially own in excess of 4.99% of the Registrant’s outstanding common stock.

•
The Registrant may require the conversion of one-half of the then outstanding Series A Preferred Stock into common stock on a 1:1 basis if all of the following conditions have been met: (1) the common stock has a bid price of at least $7.50 per share on each of the 40 trading days  prior to the date in question; (2) the daily trading volume for the prior 90 trading days exceeds 30,000 shares; and (3) we are listed in good compliance on Nasdaq (or another national exchange) at the time of conversion, and certain other conditions have been met.  The Registrant may require conversion of all remaining outstanding Series A Preferred Stock into common stock on a 1:1 basis if all of the following conditions have been met: (1) the common stock has a bid price of at least $10.00 per share on each of the 40 trading days  prior to the date in question; (2) the daily trading volume for the prior 90 trading days exceeds 50,000 shares; and (3) we are listed in good compliance on Nasdaq (or another national exchange) at the time of conversion and certain other conditions have been met.

•
The Series A Preferred Stock votes on an as-converted basis, one vote for each share of common stock issuable upon conversion of the Series A Preferred Stock, provided, however, that no holder of Series A Preferred Stock shall be entitled to cast votes for the number of shares of common stock issuable upon conversion of such Series A Preferred Stock held by such holder that exceeds the quotient of (x) the aggregate purchase price paid by such holder of Series A Preferred Stock for its Series A Preferred, divided by (y) the greater of (i) $2.50 and (ii) the market price of the Common Stock (the “Voting Cutback”).

•
Under the Purchase Agreement and during the period defined therein as the “Director Rights Period”: (i) the Registrant’s Board of Directors may be increased from five members to up to seven members, and (ii) the holders of the Series A Preferred Stock shall have the right to appoint up to three members of the board of directors (the “Preferred Directors”).  The Preferred Directors are to be elected solely by the holders of the Series A Preferred Stock and serve their terms subject to removal or replacement by the holders of the Series A Preferred Stock at any time during the Directors Rights Period and subject to the terms and conditions of the Designation.

•
Upon the occurrence of certain triggering events defined in the Designation, the holders of the Series A Preferred Stock may require that the Registrant redeem, for cash or for stock as the case may be, all or part of the outstanding shares of Series A Preferred Stock.

The above summary of the preferences, rights and limitations of the Series A Preferred Stock is qualified in its entirety by the text of the Designation.  See Exhibit 3.1 to this Current Report.

Item 5.07                      Submission of Matters to a Vote of Security Holders.

The Registrant held its Annual Meeting of Shareholders on June 29, 2015.  As of the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders, there were 2,520,389 shares of common stock of the Registrant issued and outstanding.  A total of 2,154,096 shares or approximately 85% of the issued and outstanding shares of Registrant’s common stock were represented by proxy or in person at the meeting.  The following matters were submitted and voted upon at the Annual Meeting:

1.
The shareholders voted to elect five individuals to the Board of Directors for the fiscal year ending June 30, 2016 and until their successors have been elected and qualified, as set forth below.  The required vote is a “plurality” – meaning that the five nominees receiving more votes “for” than “against” are elected. Broker non-votes totaling 703,466 shares were not counted for this proposal.

Name	Number of Shares For	Number of Shares Withheld

Kelvyn H. Cullimore, Jr.	1,309,604	141,026
Larry K. Beardall	1,306,491	144,139
Howard L. Edwards	1,281,442	169,188
Richard J. Linder	1,281,542	169,088
R. Scott Ward, PhD	1,281,542	169,088

2.
The shareholders voted to approve on an advisory basis the appointment of Mantyla McReynolds LLC as the Registrant's independent registered public accounting firm for the fiscal year ending June 30, 2015, as set forth below.  A majority of the votes cast at the meeting were necessary to approve the appointment.  The proposal received 96.3% of the votes cast at the meeting in person or by proxy.

Number of Shares For	Number of Shares Against	Number of Shares Abstaining

2,075,398	49,398	29,300

3.
The shareholders voted to ratify and approve the adoption of the 2015 Equity Incentive Award Plan and awards made thereunder as provided below.  A majority of the votes cast on the proposal were necessary to approve the adoption of the plan.  Broker non-votes of 703,466 shares were not considered in connection with this proposal.  The proposal received 69.7% of the votes cast at the meeting in person or by proxy.

Number of Shares For	Number of Shares Against	Number of Shares Abstaining

1,011,320	419,712	19,598

4.
The shareholders voted to approve (i) the issuance of common stock (or securities convertible into or exercisable for common stock) representing more than 19.99% of the outstanding common stock or voting power of the Company in connection with the Purchase Agreements, and (ii) the issuance of securities of the Company in connection with the Purchase Agreements that could result in a Nasdaq Change of Control, as required by the rules of the NASDAQ Stock Market (the “Nasdaq Rules”), including Nasdaq Rules 5635(b) and 5635(d) as set forth below.  A majority of the votes cast on the proposal were necessary to approve the proposal.  The proposal received 83.0% of the votes cast at the meeting in person or by proxy on the matter. Broker non-votes of 703,466 shares were not considered in connection with this proposal.

Number of Shares For	Number of Shares Against	Number of Shares Abstaining

1,203,737	227,320	19,573

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 3.1
Articles of Amendment to the Articles of Incorporation Designating the Preferences, Rights and Limitations of the Series A 8% Convertible Preferred Stock as filed with the Utah Department of Commerce, Division of Corporations and Commercial Code on June 23, 2015, and corrected on June 26, 2015.

Exhibit 4.1	Form of Common Stock Purchase Warrant (“A Warrant”)

Exhibit 4.2	Form of Common Stock Purchase Warrant (“B Warrant”)

Exhibit 99.1	Press Release announcing closing of private placement, July 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNATRONICS CORPORATION

By: /s/ Kelvyn H. Cullimore, Jr.
Kelvyn H. Cullimore, Jr.
Chief Executive Officer

Date: July 1, 2015